FitLife Brands Provides Preliminary First Quarter Results and Operational Update

OMAHA, NE – April 3, 2020 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), an international provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition™, PMD®, SirenLabs®, CoreActive®, Metis Nutrition™, iSatori™, Energize, and BioGenetic Laboratories, is providing some preliminary performance indicators for the first quarter of 2020, along with a general operational update. The intent of this communication is to provide transparency to the shareholders of the Company given the challenges and uncertainty resulting from the COVID-19 outbreak.

Preliminary results for the quarter ended March 31, 2020:

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Total revenue is anticipated to be in the range of $5.9-6.1 million, compared to $5.9 million during the first quarter of 2019.

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Direct-to-consumer online sales are estimated to be 14-15% of total revenue, compared to 10% in the same quarter last year.

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Net income is expected to exceed the $1.2 million reported for the first quarter of last year.

General operational update related to current economic environment:

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As of April 2, 2020, the Company had $3.5 million of cash on hand. Of this amount, $2.5 million represents amounts advanced to the Company in March under its line of credit, as previously announced.

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The Company has no debt outstanding other than the amounts drawn on the line of credit.

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The Company remains in compliance with all covenants associated with its line of credit.

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As of April 2, 2020, the Company had accounts receivable totaling $3.6 million, of which approximately 34% is due within the next two weeks.

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At this point, all of the Company’s customers continue to pay in the ordinary course of business.

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Management believes that its brick and mortar customers are experiencing significant declines in foot traffic, which will result in reduced orders during the second quarter of 2020; however, management cannot currently predict the duration of the downturn associated with COVID-19 or the magnitude of the declines the Company’s brick and mortar customers will experience.

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While GNC has reported significant store closures due to COVID-19, management believes that most of the closures relate to corporate stores. The Company’s primary exposure is to GNC franchise locations, and all of the Company’s largest franchisee customers remain open for business.

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The Company’s products continue to be available for sale on Amazon, eBay, and the Company’s own websites.

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The Company continues to experience growth in direct-to-consumer sales, and the growth rate has accelerated as traffic to physical store locations has declined due to COVID-19. However, management believes that the expected increase in online revenue will only partially offset the anticipated decline in wholesale revenue for the Company.

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The Company is taking additional steps to further reduce operating expenses and to postpone planned production runs in order to preserve cash and better align supply with anticipated demand.

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The Company has submitted an application for a loan under the Paycheck Protection Program of the US Department of the Treasury. If the Company is successful in receiving the loan, a substantial portion of the proceeds of the loan will be forgiven as long as the Company maintains its current employee headcount.

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 25,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.